Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), dated February 18, 2021, pertaining to the Marriott Retirement Savings Plan of our reports dated February 18, 2021, with respect to the consolidated financial statements of Marriott International, Inc. and the effectiveness of internal control over financial reporting of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
February 18, 2021